Exhibit 99.1

    The New York Times Company Reports 2006 Third-Quarter Results

    NEW YORK--(BUSINESS WIRE)--Oct. 19, 2006--The New York Times Company announced today that 2006 third-quarter diluted earnings per share (EPS) were $.10, compared with $.16 in the third quarter last year. Third-quarter net income was $14.0 million compared with $23.1 million in the same period of 2005.

    Included in results are:

    -- staff reduction costs of $7.4 million ($4.3 million after tax, or $.03 per share) in the 2006 third quarter and $12.4 million ($7.5 million after tax, or $.05 per share) in the third quarter last year and

    -- a loss of $7.8 million ($4.3 million after tax, or $.03 per share) from the sale of the Company's 50 percent investment in the Discovery Times Channel (DTC), a digital cable channel.

    The Company only presents EPS on a generally accepted accounting principles (GAAP) basis. This differs from the pro forma EPS provided by databases such as First Call and Reuters.

    "Our third-quarter results reflect the continued weakness in the print advertising marketplace," said Janet L. Robinson, president and chief executive officer. "We are, however, strongly encouraged by the discipline our teams have shown in holding the line on operating costs, which were virtually flat with the third quarter of last year. The leadership we are showing in transitioning from our print-centric distribution model to become a multi-platform content provider continues to pay dividends through the robust growth in our Internet-related revenues, which contributed more than 8 percent of the Company's revenues in the quarter and are on track to exceed $250 million by year end.

    "The strength of our brands both in print and online continues to provide the foundation for translating excellence in content and execution into innovative products that attract readers and add value for our advertisers.

    "The contemplated sale of our Broadcast Media Group and the sale of our interest in the Discovery Times Channel, coupled with strategic acquisitions such as Baseline StudioSystems and Calorie-Count.com that increase our footprint in the Internet space, all serve to sharpen our focus going forward."

    On September 12, 2006, the Company announced that it plans to sell its Broadcast Media Group. Under GAAP, the results of operations of the Broadcast Media Group are now classified under discontinued operations for all periods presented.

    Third-Quarter Financial Results from Continuing Operations

    All comparisons are for the third quarter of 2006 to the third quarter of 2005 and exclude the results of the Broadcast Media Group.

    Revenues

    Total revenues decreased 2.4 percent to $739.6 million from $757.8 million. Advertising revenues declined 4.2 percent; circulation revenues were down 1.3 percent; and other revenues increased 8.9 percent.

    Costs and Expenses

    Total costs and expenses increased 0.1 percent to $719.1 million from $718.4 million. Excluding those related to staff reductions, total costs and expenses rose 0.8 percent. The increase includes:

    --  0.4 percent attributable to increased compensation expense and

    --  0.3 percent attributable to higher distribution expense.

    Newsprint expense decreased 2.2 percent in the third quarter, with
11.1 percent of the decrease resulting from lower consumption partially offset by an 8.9 percent increase from higher prices.

    Total costs and expenses excluding staff reductions, raw materials and depreciation and amortization increased 0.7 percent.
Reconciliations to total costs and expenses excluding these items
(non-GAAP financial measures) are included in the exhibits to this release.

    Operating Profit

    Operating profit decreased to $20.5 million from $39.4 million due to a decline in revenues, as discussed above.

    Business Segment Results

    News Media Group

    Total News Media Group revenues decreased 3.0 percent to $721.3 million from $743.6 million. Advertising revenues decreased 5.1 percent due to weakness in print advertising at The New York Times Media Group and the New England Media Group, partially offset by higher online advertising revenues across the News Media Group.

    Circulation revenues were down 1.3 percent mainly due to weakness at the New England Media Group. On October 1 The New York Times raised the newsstand price of the Northeast edition of the Sunday Times from $4.50 to $5.00, which is the same price as the national edition. Home-delivery prices are scheduled to increase 4 percent on November
6. These two price increases are expected to add approximately $12 million to circulation revenues in 2007.

    Other revenues increased 8.3 percent largely because of the introduction of TimesSelect, higher commercial printing revenues and the revenues from Baseline StudioSystems, which was acquired on August 28, 2006. Baseline is a leading online database and research service for information on the film and television industries.

    Total News Media Group costs and expenses decreased slightly primarily due to lower staff reduction costs, offset in part by the increase in expenses discussed above.

    Operating profit for the News Media Group decreased to $25.5 million from $45.3 million, due to lower revenues.

    About.com

    About.com's third-quarter revenues increased 29.3 percent to $18.3 million from $14.2 million due to higher display and cost-per-click advertising and e-commerce revenue. Operating profit increased to $6.4 million from $3.8 million.

    Other Financial Data

    Internet Revenues

    In the third quarter, the Company's Internet-related businesses generated $62.8 million in revenue, up from $50.5 million in the third quarter of 2005. For the first nine months of 2006, these Internet-related businesses generated $189.7 million in revenue, up from $134.2 million in the same period last year. Internet-related businesses include our digital archives, NYTimes.com, Boston.com, About.com and Web sites of our other newspaper properties. In total, Internet businesses accounted for about 8.5 percent of the Company's revenues in the third quarter versus 6.7 percent in the same quarter a year ago.

    Joint Ventures

    In September 2006, the Company completed the sale of its 50 percent investment in DTC for $100 million. The sale resulted in a loss of $7.8 million. Including the loss from the sale, net income from joint ventures increased in the third quarter to $7.3 million from $5.0 million primarily due to stronger performance at New England Sports Ventures.

    Interest Expense-net

    Interest expense-net increased to $13.3 million from $11.7 million mainly because of higher levels of debt outstanding and higher short-term interest rates.

    Income Taxes

    The effective income tax rate decreased to 35.0 percent from 42.4 percent as the Company benefited from a favorable adjustment in the third quarter resulting from the completion of the Company's 2005 federal taxes.

    Discontinued Operations

    Income from the Broadcast Media Group is presented on the attached Condensed Consolidated Statements of Income as "Discontinued operations, net of income taxes - Broadcast Media Group" and was $4.3 million, or $.03 per share, for the third quarter, and $3.4 million, or $.02 per share, for the third quarter of 2005. Results for the Broadcast Media Group for the third quarter and first nine months of 2006 and 2005 are included in the exhibits to this release.

    Shares

    In the third quarter, the Company repurchased 0.7 million Class A shares at a cost of $15.6 million. Approximately $108.2 million remained at the end of the third quarter from the Company's current share repurchase authorization. Class A and Class B common shares outstanding at the end of the quarter totaled 144.1 million shares.

    Cash and Total Debt

    At the end of the quarter, the Company's cash and cash equivalents were approximately $39 million and total debt was approximately $1.5 billion.

    Capital Expenditures

    In August 2006, the Company's new headquarters building was converted to a leasehold condominium, with the Company and its development partner acquiring ownership of their respective leasehold condominium units. Previously, the leasehold interest in the building was held by a consolidated partnership in which the Company held a 58 percent interest and its development partner held a 42 percent interest. As of August 2006, the consolidated partnership no longer holds the development partner's condominium interests, and, as a result, its condominium units and capital expenditures are not consolidated in the Company's financial statements. The Company's capital expenditures include those of its development partner through August 2006.

    In the third quarter, total capital expenditures were approximately $90 million. Of this amount, the development partner's responsibility was approximately $11 million. The balance of $79 million was the Company's responsibility, including approximately $56 million for its portion of the cost of its new headquarters.

    Plant Consolidation

    In the third quarter, the Company announced plans to consolidate its New York metro area printing into its newest facility in College Point, Queens, and sublease its older Edison, New Jersey, facility. The consolidation is expected to be completed in the second quarter of 2008. On an ongoing basis, the Company expects to save $30 million in lower operating costs and avoid the need for approximately $50 million in capital investment at the Edison facility over the next ten years. The Company expects a return on its $135 million investment related to the plant consolidation of at least 15 percent with a payback period of five and a half years.

    The Company currently estimates that it will record total costs to close the Edison facility in the range of $104 to $128 million. The breakdown of estimated expenses is as follows:

    -- $78 to $90 million ($13 to $15 million per quarter) for accelerated depreciation expense, which will begin in the fourth quarter of 2006 and end in the first quarter of 2008. This expense is for the acceleration of depreciation expense of certain assets, mainly presses, at its Edison facility.

    -- $12 to $16 million for one-time staff reduction cash expenditures. The exact cost and the timing of the recognition and expenditures will depend on the final composition and seniority of the affected employees as well as the timing of the implementation of the staff reductions.

    -- $14 to $22 million for cash expenditures to restore the Edison facility to its pre-lease condition, approximately half of which was previously expensed.

    Updated 2006 Expectations

    Below are the Company's expectations for 2006.

    -- The Company's revenues will include a full year of revenue from About.com, which is expected to have revenue growth above the industry average of 30 percent as well as double-digit operating profit growth.

    --  Process engineering benefits - $55 to $60 million.

    -- Newsprint cost per ton - Growth rate expected to be 9 to 10 percent.

    -- Depreciation and amortization - $160 to $167 million (includes $13 to $15 million of accelerated depreciation expense in the fourth quarter associated with the consolidation of the New York metro area printing plants and $8 million of depreciation and amortization expense associated with the first nine months of operations of the Broadcast Media Group, which is now considered a discontinued operation, and no longer records this expense).

    -- Net income from joint ventures - $18 to $20 million, including the $7.8 million loss from the sale of the Company's interest in DTC.

    --  Interest expense - $51 to $55 million.

    --  Tax rate - 38.5 percent.

    --  Capital expenditures -

            Company*                           $348 to $368 million
            Development partner (through
             August 2006)                          $55 million
                                            --------------------------
               Total                           $403 to $423 million

            *Includes $216 to $236 million for new headquarters

    Conference Call Information

    The Company's third-quarter earnings conference call will be held on Thursday, October 19, at 11 a.m. E.T. To access the call, dial 877-704-5384 (in the U.S.) and 913-312-1297 (international callers).
Participants should dial into the conference approximately 10 minutes before the start time. Online listeners can link to the live webcast at www.nytco.com/investors.html.

    A digital replay will be available at 888-203-1112 (in the U.S.) and 719-457-0820 (international callers) beginning approximately two hours after the call until 5 p.m. E.T. on Friday, October 20. The access code is 2254476. An archive of webcast will be available beginning two hours after the call for 30 days at www.nytco.com/investors.html. In addition, an MP3 file of the call can be downloaded from the Company's site.

    Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by our various markets and material increases in newsprint prices. They also include other risks detailed from time to time in the Company's publicly filed documents, including the Company's Annual Report on Form 10-K for the year ended December 25, 2005. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

    The New York Times Company (NYSE: NYT), a leading media company with 2005 revenues of $3.4 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 15 other daily newspapers, nine network-affiliated television stations, two New York City radio stations and 35 Web sites, including NYTimes.com, Boston.com and About.com. The Company's core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

    This press release can be downloaded from www.nytco.com

Exhibits: Condensed Consolidated Statements of Income
          Segment Information
          News Media Group Revenues by Operating Segment
          Footnotes - Reconciliation to Costs and Expenses Excluding
               Certain Items


                      THE NEW YORK TIMES COMPANY
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
   Statements of Income are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).
       (Dollars and shares in thousands, except per share data)

                                      Third Quarter
                                --------------------------------------
                                    2006         2005      % Change
                                ------------ ------------ ------------
Revenues
 Advertising                    $   465,476  $   485,644         -4.2%
 Circulation                        215,007      217,872         -1.3%
 Other (a)                           59,103       54,287          8.9%
                                ------------ ------------
    Total                           739,586      757,803         -2.4%

Costs and expenses (b)              719,110      718,416          0.1%
                                ------------ ------------

Operating profit                     20,476       39,387        -48.0%

Net income from joint ventures        7,348        5,000         47.0%

Interest expense - net               13,267       11,677         13.6%

Other income                              -        1,250       -100.0%
                                ------------ ------------

Income from continuing
 operations before income taxes
 and minority interest               14,557       33,960        -57.1%

Income taxes                          5,091       14,404        -64.7%

Minority interest in net
 loss/(income) of subsidiaries          267          167         59.9%
                                ------------ ------------

Income from continuing
 operations                           9,733       19,723        -50.7%

Discontinued operations, net of
 income taxes -
 Broadcast Media Group (d)            4,290        3,358         27.8%

                                ------------ ------------
Net Income                      $    14,023  $    23,081        -39.2%
                                ============ ============

Average Number of Common
 Shares:
 Basic                              144,454      145,214         -0.5%
 Diluted                            144,568      145,602         -0.7%

Basic Earnings Per Share:
 Income from continuing
  operations                    $      0.07  $      0.14        -50.0%
 Discontinued operations, net
  of income taxes                      0.03         0.02         50.0%
                                ------------ ------------
Net Income                      $      0.10  $      0.16        -37.5%
                                ============ ============

Diluted Earnings Per Share:
 Income from continuing
  operations                    $      0.07  $      0.14        -50.0%
 Discontinued operations, net
  of income taxes                      0.03         0.02         50.0%
                                ------------ ------------
Net Income                      $      0.10  $      0.16        -37.5%
                                ============ ============

Dividends Per Share             $     0.175  $     0.165          6.1%
                                ============ ============


                                       Nine Months
                                --------------------------------------
                                    2006         2005      % Change
                                ------------ ------------ ------------
Revenues
 Advertising                    $ 1,528,225  $ 1,524,829          0.2%
 Circulation                        654,993      655,971         -0.1%
 Other (a)                          175,822      159,154         10.5%
                                ------------ ------------
    Total                         2,359,040    2,339,954          0.8%

Costs and expenses (b)            2,184,097    2,122,115          2.9%

Gain on sale of assets (c)                -      122,946       -100.0%
                                ------------ ------------

Operating profit                    174,943      340,785        -48.7%

Net income from joint ventures       18,085        7,890          *

Interest expense - net               39,025       37,769          3.3%

Other income                              -        3,750       -100.0%
                                ------------ ------------

Income from continuing
 operations before income taxes
 and minority interest              154,003      314,656        -51.1%

Income taxes                         56,206      130,753        -57.0%

Minority interest in net
 loss/(income) of subsidiaries          604         (113)         *
                                ------------ ------------

Income from continuing
 operations                          98,401      183,790        -46.5%

Discontinued operations, net of
 income taxes -
 Broadcast Media Group (d)           11,890       11,155          6.6%

                                ------------ ------------
Net Income                      $   110,291  $   194,945        -43.4%
                                ============ ============

Average Number of Common Shares:
 Basic                              144,803      145,535         -0.5%
 Diluted                            144,982      146,077         -0.7%

Basic Earnings Per Share:
 Income from continuing
  operations                    $      0.68  $      1.26        -46.0%
 Discontinued operations, net
  of income taxes                      0.08         0.08          0.0%
                                ------------ ------------
Net Income                      $      0.76  $      1.34        -43.3%
                                ============ ============

Diluted Earnings Per Share:
 Income from continuing
  operations                    $      0.68  $      1.26        -46.0%
 Discontinued operations, net
  of income taxes                      0.08         0.07         14.3%
                                ------------ ------------
Net Income                      $      0.76  $      1.33        -42.9%
                                ============ ============

Dividends Per Share             $     0.515  $     0.485          6.2%
                                ============ ============

* Represents an increase or decrease in excess of 100%.

See footnotes page for additional information.


                      THE NEW YORK TIMES COMPANY
                         SEGMENT INFORMATION
  Revenues, Operating Profit (Loss) and Depreciation & Amortization
                are prepared in accordance with GAAP.
                        (Dollars in thousands)

                                         Third Quarter
                                   -----------------------------------
                                       2006         2005     % Change
                                   ------------ ------------ ---------
Revenues (d)
---------------------------------
News Media Group                   $   721,260  $   743,631      -3.0%
About.com (e)                           18,326       14,172      29.3%
                                   ------------ ------------
Total                              $   739,586  $   757,803      -2.4%
                                   ============ ============

Operating Profit (Loss) (d)
---------------------------------
News Media Group                   $    25,541  $    45,269     -43.6%
About.com (e)                            6,418        3,847      66.8%
Corporate                              (11,483)      (9,729)     18.0%
                                   ------------ ------------
Total                              $    20,476  $    39,387     -48.0%
                                   ============ ============

Depreciation & Amortization (d)
---------------------------------
News Media Group                   $    32,213  $    29,658       8.6%
About.com (e)                            2,959        3,040      -2.7%
Corporate                                1,504        1,823     -17.5%
                                   ------------ ------------
Total                              $    36,676  $    34,521       6.2%
                                   ============ ============


                                          Nine Months
                                   -----------------------------------
                                       2006         2005     % Change
                                   ------------ ------------ ---------
Revenues (d)
---------------------------------
News Media Group                   $ 2,302,441  $ 2,312,731      -0.4%
About.com (e)                           56,599       27,223       *
                                   ------------ ------------
Total                              $ 2,359,040  $ 2,339,954       0.8%
                                   ============ ============

Operating Profit (Loss) (d)
---------------------------------
News Media Group                   $   186,996  $   243,814     -23.3%
About.com (e)                           21,291        6,503       *
Corporate                              (33,344)     (32,478)      2.7%
Gain on Sale of Assets (c)                   -      122,946    -100.0%
                                   ------------ ------------
Total                              $   174,943  $   340,785     -48.7%
                                   ============ ============

Depreciation & Amortization (d)
---------------------------------
News Media Group                   $    94,260  $    88,682       6.3%
About.com (e)                            8,864        6,167      43.7%
Corporate                                4,588        5,279     -13.1%
                                   ------------ ------------
Total                              $   107,712  $   100,128       7.6%
                                   ============ ============

* Represents an increase in excess of 100%.


See footnotes page for additional information.


                      THE NEW YORK TIMES COMPANY
            NEWS MEDIA GROUP REVENUES BY OPERATING SEGMENT
            Revenues are prepared in accordance with GAAP.
                        (Dollars in thousands)

                                                       2006
                                             -------------------------
                                                               %
                                                Third     Change vs.
                                                Quarter       2005
                                             ------------ ------------

The New York Times Media Group
Advertising                                  $   261,653         -4.1%
Circulation                                      153,739         -0.3%
Other                                             41,516          6.4%
                                             ------------
    Total                                    $   456,908         -1.9%
                                             ------------

New England Media Group
Advertising                                  $    97,424        -12.4%
Circulation                                       40,483         -5.7%
Other                                             11,146         18.4%
                                             ------------
    Total                                    $   149,053         -8.9%
                                             ------------

Regional Media Group
Advertising                                  $    88,938          1.0%
Circulation                                       20,785          0.1%
Other                                              5,576          4.3%
                                             ------------
    Total                                    $   115,299          1.0%
                                             ------------

Total News Media Group
Advertising                                  $   448,015         -5.1%
Circulation                                      215,007         -1.3%
Other (a)                                         58,238          8.3%
                                             ------------
    Total                                    $   721,260         -3.0%
                                             ============


                                                       2006
                                             -------------------------
                                                               %
                                                          Change vs.
                                             Nine Months      2005
                                             ------------ ------------

 The New York Times Media Group
 Advertising                                 $   885,509          0.0%
 Circulation                                     467,858          1.4%
 Other                                           123,337          7.5%
                                             ------------
     Total                                   $ 1,476,704          1.0%
                                             ------------

 New England Media Group
 Advertising                                 $   307,569        -10.0%
 Circulation                                     121,055         -6.2%
 Other                                            32,173         17.2%
                                             ------------
     Total                                   $   460,797         -7.5%
                                             ------------

 Regional Media Group
 Advertising                                 $   281,330          3.9%
 Circulation                                      66,080          0.7%
 Other                                            17,530          9.1%
                                             ------------
     Total                                   $   364,940          3.5%
                                             ------------

 Total News Media Group
 Advertising                                 $ 1,474,408         -1.6%
 Circulation                                     654,993         -0.1%
 Other (a)                                       173,040          9.4%
                                             ------------
     Total                                   $ 2,302,441         -0.4%
                                             ============


See footnotes page for additional information.


                      THE NEW YORK TIMES COMPANY
                               FOOTNOTES
(a) Other revenue consists primarily of revenue from wholesale delivery operations, news services, direct marketing, digital archives, commercial printing and TimesSelect.

(b) The Company recognized charges of $7.4 million for costs associated with staff reductions in the third quarter of 2006 and $25.9 million for the full nine months of 2006 compared with charges of $12.4 million for the third quarter and $22.3 million for the first nine months of 2005.

(c) In the first quarter of 2005, the Company recognized a $122.9 million pre-tax gain from the sale of assets. The Company's sale of its current headquarters building resulted in a total pre-tax gain of $143.9 million, of which $114.5 million was recognized in the first quarter of 2005. The remainder of the gain is being deferred and amortized under GAAP and is offsetting the leaseback expense in connection with the sale. Additionally, in the first quarter of 2005, the Company sold property in Sarasota, Fla., which resulted in a pre-tax gain of $8.4 million.

(d) In the third quarter of 2006, the Company announced its plan to sell its Broadcast Media Group, which includes nine network-affiliated television stations and their related properties. Under Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Broadcast Media Group is treated as a discontinued operation. The Company has made reclassifications in all periods presented to reflect this change.

    Results for the Broadcast Media Group, included within discontinued operations, for the third quarter and nine months of 2006 and 2005 are as follows:


(In thousands)                 Third Quarter          Nine Months
                           --------------------- ---------------------

                              2006       2005       2006       2005
                           ---------- ---------- ---------- ----------

Revenues                   $  36,476  $  33,280  $ 107,542  $ 101,781

Pre-tax income             $   7,271  $   5,692  $  20,153  $  18,908

Income taxes               $   2,981  $   2,334  $   8,263  $   7,753

Net income                 $   4,290  $   3,358  $  11,890  $  11,155

(e) On March 18, 2005, the Company purchased About, Inc., a leading online consumer information provider. Fiscal year 2006 includes results for About.com for the full nine months compared to results from the acquisition date through the third quarter in 2005.

     Reconciliation to Costs and Expenses Excluding Certain Items

    Total costs and expenses include expenses related to staff reductions. The Company believes that excluding this item (a non-GAAP financial measure) provides investors with helpful supplemental information on the Company's underlying operating expenses that is used by management in its financial and operational decision-making.

    Total costs and expenses also include depreciation and amortization and raw material costs. The Company believes that excluding these items (a non-GAAP financial measure) provides a useful measure of manageable costs.

    These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

    A reconciliation to costs and expenses excluding these items is below:


(In thousands)                                Third Quarter
                                    ----------------------------------

                                       2006        2005     % Change
                                    ----------- ---------- -----------

Costs and Expenses                  $  719,110  $ 718,416         0.1%
 Less:
   Staff reduction expenses              7,440     12,371
                                    ----------- ---------- -----------

Sub-total                              711,670    706,045         0.8%
 Less:
   Depreciation & amortization          36,676     34,521
                                    ----------- ---------- -----------

Sub-total                              674,994    671,524         0.5%
 Less:
   Raw materials                        75,178     75,718
                                    ----------- ---------- -----------

Total                               $  599,816  $ 595,806         0.7%
                                    =========== ========== ===========

    CONTACT: The New York Times Company
             Catherine J. Mathis, 212-556-1981
             mathis@nytimes.com
             or
             Paula Schwartz, 212-556-5224
             schwap@nytimes.com